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Exhibit 10.1
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                                 July 13, 1999

Personal & Confidential
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Mr. Bruce R. Rusch
97 Brimstone Lane
Sudbury, MA 01776

Dear Bruce:

          On behalf of Zack Bergreen and Astea International Inc., I am delighted to take this opportunity to extend this offer of employment as President and Chief Executive Officer of Astea International, Inc. ("Astea"), reporting to Astea's Board of Directors. You will be responsible for developing, implementing and administering Astea's policies, goals and objectives, subject to the direction of the Board of Directors. Zack Bergreen will remain as Chairman of the Board and an employee or consultant of the Company. Your employment will begin on August 9, 1999, subject to the approval of this offer letter by the Board of Directors.

          You will be based in Astea's Horsham, Pennsylvania headquarters, and it is expected that you will relocate your principal residence to this area within one year. Astea will reimburse you for reasonable relocation expenses up to $25,000, and will reimburse you for reasonable travel and temporary housing expenses for up to the first six months of your employment until you relocate.

          Your annual base salary will be $300,000 payable semi-monthly, less appropriate federal, state and local taxes. Assuming satisfactory performance, this base salary will be reviewed annually consistent with Astea's compensation policy in effect from time to time. Additionally, you will be eligible for a special executive bonus of $50,000 if the Company reports net income for two consecutive fiscal quarters ending before July 1, 2000.

          You will also be eligible to participate in Astea's corporate incentive bonus program as and if such program may be in effect from time to time. However, you understand that any participation in this program is within the sole discretion of the Board of Directors. The payment to you of any incentive award on one occasion shall not be deemed to create an obligation for any subsequent grant or award.

          As an additional incentive to you, you will be eligible for a grant of options to purchase 500,000 shares of Astea's common stock at the fair market value on the date of grant. This grant will be evidenced by a separate stock option agreement on the date of Board approval of the options, with vesting tied to the date your employment commences. Of such options:
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Bruce R. Rusch
July 13, 1999
Page 2 of 3

               (a) Options to purchase 250,000 shares will vest in equal installments on each of the first four anniversaries of the grant date.

               (b) Options to purchase 125,000 shares will vest on the fifth anniversary of the date of grant, or such earlier date that Astea reports net income for two consecutive fiscal years, with operating income as a percentage of revenue not less than 10% in each such year.

               (c) Options to purchase the other 125,000 shares will vest on the fifth anniversary of the date of grant, subject to earlier vesting as follows:

                    (i) Options to purchase 62,500 shares will vest if the average closing market price per share of Astea's common stock during a fiscal quarter equals or exceeds $5; and

                    (ii) All unvested options of these 125,000 will vest if the average closing market price per share of Astea's common stock during a fiscal quarter equals or exceeds $8.

          Upon termination of your employment with Astea, you may exercise any vested options for a period of 90 additional days. In the event of a change in control of Astea, your options that have not vested will vest immediately.

          As an employee entrusted with confidential and sensitive information, Astea requires that, upon your employment, you enter into a written agreement containing noncompetitive covenants and restrictions on the use and ownership of such information, as well as other terms and conditions. This agreement is enclosed for your review.

          Current Astea benefits include paid vacation days based upon length of employment. In the first five years of your employment, you may accrue up to 15 days per year, accrued at a rate of 1.25 days per month. Thereafter, upon the anniversary date of your employment, you will earn an additional paid vacation day per year up to a maximum of 20 days per year. You will also be eligible to receive other company paid benefits including holidays, earned sick days, and certain personal absences.

          Astea provides a progressive range of employee benefits including life insurance, long-term disability insurance, a 40l(k) plan, profit sharing plan, employee stock purchase plan, medical and dental plans and short-term disability plans. You and your eligible dependents will be eligible to participate in these benefits programs subject to the terms and conditions of the benefits programs. Please note that the Astea benefits may change from time to time.
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Bruce R. Rusch
July 13, 1999
Page 3 of 3

          If you wish to accept Astea's offer of employment, please sign and return this original letter to me, keeping a copy for yourself. Your signature below indicates your acceptance of the terms of this offer, and represents and warrants to Astea that there is no other agreement in effect which prohibits or otherwise restricts your employment by Astea.

          This letter does not constitute a contract of employment. It creates an employment-at-will relationship that may be terminated at any time by either party. If Astea terminates your employment without cause (to be defined in the stock option agreement), you will receive, as severance in a lump sum and in lieu of any other severance, an amount equal to six months of your base salary then in effect, subject to your execution of a reasonable release of any claims against Astea.

          I am looking forward to working with you and building the company, and we are confident that you will find the Astea environment to be challenging and rewarding.

                              Sincerely,

                              /s/  Robert G. Schwartz, Jr.

                              Robert G. Schwartz, Jr.
                              Vice President, General Counsel and Secretary Astea International Inc.


                              /s/ Zack B. Bergreen

                              Zack B. Bergreen
                              Chairman and CEO
                              Astea International Inc.

AGREED:


/s/ Bruce R. Rusch

Bruce R. Rusch